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                                                                                           Exhibit 12


                             TXU ENERGY COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                            Year Ended December 31,
                                                                      --------------------------------
                                                                       2002       2001 (a)      2000
                                                                       ----       -------       ----
                                                                    Millions of Dollars, Except Ratios
EARNINGS:
   Income before extraordinary items..............................    $  270       $  563       $  576
   Add:  Total federal income taxes...............................        90          227          219
         Fixed charges (see detail below).........................       268          279          301
                                                                      ------       ------       ------
             Total earnings.......................................    $  628       $1,069       $1,096
                                                                      ======       ======       ======

FIXED CHARGES:
     Interest expense, excluding capitalized interest.............    $  222       $  237       $  262
     Rentals representative of the interest factor................        46           42           39
                                                                      ------       ------       ------
          Total fixed charges.....................................    $  268       $  279       $  301
                                                                      ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                                      2.34         3.83         3.64
                                                                        ====         ====         ====


(a) Reflects a reclassification of $149 million pretax ($97 million after-tax) of extraordinary loss on extinguishment of debt to Other Deductions and Income Tax Expense as a result of the implementation of SFAS No. 145.
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